NEWS RELEASE

The Hartford Announces Third Quarter 2022 Financial Results
Increased quarterly common dividend per share by 10%

•Third quarter 2022 net income available to common stockholders of $333 million ($1.02 per diluted share) compared with $476 million ($1.36 per diluted share) in the 2021 period, and core earnings* of $471 million ($1.44 core earnings per diluted share*) compared with $442 million ($1.26 core earnings per diluted share) in the 2021 period.
•Net income ROE for the trailing 12 months of 12.8% and core earnings ROE* for the same period of 14.3%.
•Property & Casualty (P&C) written premiums rose 9% in third quarter 2022, driven by Commercial Lines premium growth of 10% with increases in all three businesses.
•P&C current accident year (CAY) catastrophe (CAT) losses in third quarter 2022 of $293 million, before tax, including $214 million from Hurricane Ian.
•Commercial Lines third quarter combined ratio of 94.3 and underlying combined ratio* of 89.3.
•Group Benefits net income margin was 5.4% while the core earnings margin* was 7.2%.
•Returned $476 million to stockholders in the quarter, including $350 million of shares repurchased and $126 million in common stockholder dividends paid. Increased the quarterly common dividend per share by 10%, to $0.425, payable Jan. 4, 2023 to shareholders of record at the close of business on Dec. 1, 2022.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., Oct. 27, 2022 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended Sept. 30, 2022.

“The Hartford continues to deliver strong financial performance with a 12-month core earnings ROE of 14.3%. In the quarter, top-line and core-earnings growth in Commercial Lines and Group Benefits, along with healthy investment returns, offset the impact of Hurricane Ian and a challenging macroeconomic environment,” said Chairman and CEO Christopher Swift.

President Doug Elliot added, "Through nine months, our financial performance demonstrates the strength of our broad product portfolio and underwriting execution. In the quarter, Commercial Lines top-line growth of 10% included strong Small Commercial new business and steady retention across each market. Commercial Lines pricing was consistent with second quarter and ahead of loss trends across most product lines. In Personal Lines, pricing actions continue to accelerate as we respond to inflationary pressures. Across Property and Casualty, we remain well positioned to sustain strong performance and effectively compete in the marketplace."

Swift said, “Our focus remains on underwriting excellence that optimizes earnings and returns. In the first nine months of the year, we returned $1.6 billion of capital to shareholders and are pleased to announce a 10% increase in our common dividend. We are generating consistent sustainable industry leading returns, and delivering on our financial objectives.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2022	Sep 30 2021	Change
Net income available to common stockholders	$333	$476	(30)%
Net income available to common stockholders per diluted share[1]	$1.02	$1.36	(25)%

Core earnings[2]	$471	$442	7%
Core earnings per diluted share[2]	$1.44	$1.26	14%

Book value per diluted share	$38.99	$50.53	(23)%
Book value per diluted share (ex. AOCI)[2]	$52.63	$49.64	6%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	12.8%	12.3%	0.5
Core earnings ROE2,[3], last 12-months	14.3%	12.5%	1.8
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Third quarter 2022 net income available to common stockholders was $333 million, or $1.02 per diluted share, compared with $476 million in third quarter 2021, primarily due to lower net investment income and a change from net realized gains to net realized losses, partially offset by a reduction in excess mortality in Group Benefits and higher P&C underwriting results.
Third quarter 2022 core earnings of $471 million, or $1.44 per diluted share, compared with $442 million of core earnings in third quarter 2021. Contributing to the results were:
•Lower excess mortality losses in group life primarily caused by direct and indirect impacts of the COVID-19 pandemic, with $26 million, before tax, in third quarter 2022, compared with $212 million, before tax, in third quarter 2021.
•An increase in earnings generated by 8% growth in P&C earned premium and a 6% increase in Group Benefits fully insured ongoing premium.
•Net favorable prior accident year development (PYD) in core earnings of $53 million, before tax, in third quarter 2022, compared with net unfavorable PYD of $62 million in core earnings in third quarter 2021. Among other changes, net favorable PYD in third quarter 2022 primarily included reserve reductions in workers' compensation, package business and personal auto liability, partially offset by reserve increases in commercial auto liability.
•P&C CAY CAT losses of $293 million, before tax, in third quarter 2022, including $214 million, net of reinsurance, from Hurricane Ian compared with $300 million in third quarter 2021 that included $200 million from Hurricane Ida.
•Net investment income of $487 million, before tax, compared with $650 million in third quarter 2021, driven by a decrease in income from limited partnerships and other alternative investments (LPs). LP income was $62 million, before tax, a 6.3% annualized return, in third quarter 2022 mostly driven by income from real estate funds, compared with an annualized return of 39.6% in third quarter 2021.

•Commercial Lines loss and loss adjustment expense ratio of 62.6 compared with 69.2 in third quarter 2021. Underlying loss and loss adjustment expense ratio* increased 2.3 points, to 57.5 in third quarter 2022 from 55.2 in third quarter 2021, with the increase mostly driven by higher non-CAT property losses.
•Personal Lines loss and loss adjustment expense ratio of 82.5 compared with 71.2 in third quarter 2021, including 4.7 points of higher CATs and 2.1 points of less favorable PYD. Underlying loss and loss adjustment expense ratio* of 68.8 in third quarter 2022 compared with 64.4 in third quarter 2021, with the increase largely due to higher severity in auto physical damage and homeowners.
•An increase in insurance operating costs and other expenses in P&C and Group Benefits, primarily driven by higher technology and volume related staffing costs and lower doubtful accounts expense in the 2021 period, partially offset by incremental savings from the Hartford Next program and lower direct marketing costs in Personal Lines.
Sept. 30, 2022, book value per diluted share of $38.99 decreased 24%, from $51.36 at Dec. 31, 2021, principally due to a change from net unrealized gains to net unrealized losses on investments within AOCI as a result of an increase in interest rates and wider credit spreads.
Book value per diluted share (excluding AOCI)* of $52.63 as of Sept. 30, 2022, increased from $50.86 at Dec. 31, 2021, as the impact from net income in excess of stockholder dividends through Sept. 30, 2022, was partially offset by the dilutive effect of share repurchases.
For the nine months ended Sept. 30, 2022, The Hartford returned approximately $1.6 billion to stockholders, consisting of $1.2 billion of stock repurchases and $383 million in common stockholder dividends paid.
Net income available to common stockholders' ROE (net income ROE) was 12.8% for the twelve-month period ending Sept. 30, 2022, an increase of 0.5 points from third quarter 2021.
Core earnings ROE for the twelve-month period ending Sept. 30, 2022, was 14.3%, an increase of 1.8 points from third quarter 2021 due to higher trailing 12-month core earnings, partially offset by higher average common stockholder's equity excluding AOCI.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net income	$286	$357	(20%)
Core earnings	$363	$344	6%
Written premiums	$2,780	$2,532	10%
Underwriting gain (loss)[1]	$153	$(30)	NM
Underlying underwriting gain[1]	$290	$314	(8%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	57.5	55.2	2.3
Current accident year catastrophes	6.6	9.1	(2.5)
Unfavorable (favorable) prior accident year development	(1.6)	5.0	(6.6)
Expenses	31.5	31.8	(0.3)
Policyholder dividends	0.3	0.2	0.1
Combined ratio	94.3	101.2	(6.9)
Impact of catastrophes and PYD on combined ratio	(5.0)	(14.1)	9.1
Underlying combined ratio[1]	89.3	87.2	2.1
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Third quarter 2022 net income of $286 million compared with net income of $357 million in third quarter 2021, principally due to a change from net realized gains to net realized losses and lower net investment income, partially offset by a change from an underwriting loss to an underwriting gain.
Commercial Lines core earnings of $363 million in third quarter 2022 compared with $344 million in third quarter 2021. Contributing to the results were:
•Favorable PYD within core earnings of $42 million, before tax, in third quarter 2022, compared with $94 million of unfavorable PYD within core earnings in third quarter 2021. The $42 million of net favorable PYD in third quarter 2022 primarily included reserve decreases in workers’ compensation and package business, partially offset by reserve increases in commercial auto liability. Unfavorable PYD within core earnings in third quarter 2021 of $94 million primarily included $144 million of general liability reserve increases largely driven by the settlement with Boy Scouts of America.
•A 10% growth in earned premium.
•CAY CAT losses of $179 million, before tax, in third quarter 2022, including $133 million from Hurricane Ian, compared with $222 million in third quarter 2021, which included $164 million from Hurricane Ida.
•An underlying loss and loss adjustment expense ratio* of 57.5, in third quarter 2022 compared with 55.2 in third quarter 2021, with the increase primarily driven by higher non-CAT property losses and, to a lesser extent, a higher workers' compensation loss ratio.

•An increase in underwriting expenses, primarily driven by higher technology and volume-related staffing costs and the effect of a decrease in the allowance for doubtful accounts in third quarter 2021, partially offset by incremental savings from the Hartford Next program.
•Net investment income of $315 million before, tax, compared with $421 million in third quarter 2021, primarily driven by lower returns on LP investments.
Combined ratio was 94.3 in third quarter 2022, 6.9 points lower than 101.2 in third quarter 2021, primarily due to a 6.6 point change from unfavorable to favorable prior accident reserve development and 2.5 points of lower CAY CAT losses, partially offset by a 2.1 point increase in the underlying combined ratio. Underlying combined ratio was 89.3, a 2.1 point increase from third quarter 2021, primarily due to a 2.3 point increase in the underlying loss and loss adjustment expense ratio, partially offset by a 0.3 point decrease in the expense ratio. The increase in the underlying loss and loss adjustment expense ratio in Commercial Lines was primarily driven by an increase in non-catastrophe property losses.
•Small Commercial combined ratio of 89.3 compared with 84.5 in third quarter 2021. Underlying combined ratio of 88.5 was up from 83.9 in third quarter 2021 due to higher non-CAT property losses, a higher workers' compensation loss ratio and a higher expense ratio due to a reduction in the allowance for doubtful accounts in 2021, partially offset by a lower general liability loss ratio.
•Middle & Large Commercial combined ratio of 100.7 compared with 108.0 in third quarter 2021. Underlying combined ratio of 93.7 compared with 91.4 in third quarter 2021 primarily due to an increase in large non-CAT property losses. In addition, an increase in the loss ratio for commercial auto and general liability was offset by a lower expense ratio.
•Global Specialty combined ratio of 94.2 compared with 97.1 in third quarter 2021. Underlying combined ratio of 84.5 improved 2.4 points from third quarter 2021 primarily due to a lower expense ratio and lower loss ratios in U.S. wholesale and financial lines of business, partially offset by a higher loss ratio in global reinsurance.
The expense ratio of 31.5% was down 0.3 points from third quarter 2021 driven by the impact of higher earned premium and incremental savings from the Hartford Next program, mostly offset by higher technology and staffing costs and the impact of a decrease in the allowance for credit losses on premiums receivable recognized in third quarter 2021.
Third quarter 2022 written premiums of $2.8 billion were up 10% from third quarter 2021, reflecting higher new business in Small Commercial and Middle Market, higher policy count retention in Small Commercial, the effect of renewal written price increases across all lines and higher audit and endorsement premiums in workers' compensation from a larger exposure base, including higher payrolls, partially offset by a decrease in new business in Global Specialty.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net income (loss)	($36)	$51	NM
Core earnings (loss)	($28)	$48	NM
Written premiums	$803	$765	5%
Underwriting gain (loss)	$(72)	$10	NM
Underlying underwriting gain	$31	$61	(49%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	68.8	64.4	4.4
Current accident year catastrophes	15.2	10.5	4.7
Favorable prior accident year development	(1.5)	(3.6)	2.1
Expenses	27.1	27.4	(0.3)
Combined ratio	109.6	98.7	10.9
Impact of catastrophes and PYD on combined ratio	(13.7)	(6.9)	(6.8)
Underlying combined ratio	95.9	91.8	4.1
Net loss of $36 million in third quarter 2022 compared with net income $51 million in third quarter 2021 largely driven by a change from an underwriting gain to an underwriting loss, a decrease in net investment income and a change from net realized gains to net realized losses.
Personal Lines core loss of $28 million compared with $48 million of core earnings in third quarter 2021. Contributing to the results were:
•Underlying underwriting gain of $31 million, before tax, compared with a gain of $61 million in third quarter 2021, largely due to an increase in auto physical damage and homeowners claim severity.
•Favorable PYD of $11 million, before tax, in third quarter of 2022 compared with $27 million of favorable PYD in third quarter 2021.
•CAY CAT losses of $114 million, before tax, in third quarter 2022, including $81 million from Hurricane Ian, compared with $78 million in third quarter 2021.
•Net investment income, of $31 million, before tax, in third quarter 2022 compared with $44 million in third quarter 2021, largely driven by lower returns on LPs.
Combined ratio of 109.6 in third quarter 2022, compared with 98.7 in third quarter 2021, primarily due to an increase in CAY losses before CATs, less favorable PYD, and a higher CAY CAT ratio. Underlying combined ratio of 95.9 compared with 91.8 in third quarter 2021, primarily due to an increase in CAY losses before CATs in auto and homeowners, partially offset by a 0.3 point decrease in the expense ratio.
•Auto combined ratio of 113.2 compared with 96.5 in third quarter 2021. The underlying combined ratio of 102.6 increased from 99.7 in third quarter 2021, primarily due to an increase in auto physical damage severity, partially offset by an increase in earned pricing and a lower expense ratio.
•Homeowners combined ratio of 102.6 compared with 103.4 in third quarter 2021. The underlying combined ratio of 80.4 was up from 74.6 in third quarter 2021, as an increase in non-CAT loss cost severity was partially offset by earned pricing increases and a slightly lower expense ratio.

The decrease in the expense ratio to 27.1 was driven by lower direct marketing costs and incremental savings from the Hartford Next program, partially offset by higher technology and operations staffing costs.
Written premiums in third quarter 2022 were $803 million compared with $765 million in third quarter 2021 with:
•Higher renewal written price increases in auto and homeowners in response to recent increases in loss cost trends.
•An increase in new business in both auto and homeowners.
•An increase in auto policy count retention with homeowners' retention flat.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net income	$86	$28	NM
Core earnings	$117	$19	NM
Fully insured ongoing premiums (ex. buyout premiums)	$1,453	$1,372	6%
Loss ratio	72.8%	84.7%	(11.9)
Expense ratio	25.4%	25.2%	0.2
Net income margin	5.4%	1.8%	3.6
Core earnings margin	7.2%	1.2%	6.0
Net income of $86 million in third quarter 2022 compared with $28 million in third quarter 2021, largely driven by lower excess mortality losses in group life, partially offset by a change from net realized gains to net realized losses and lower net investment income, largely driven by lower returns on LPs.
Core earnings were $117 million, increasing from $19 million in third quarter 2021, largely driven by a reduction in excess mortality losses and earnings generated by 6% growth in fully insured ongoing premiums, partially offset by a higher group life loss ratio excluding excess mortality*, higher insurance operating expenses and a decrease in net investment income.
Fully insured ongoing premiums were up 6% compared with third quarter 2021, driven by an increase in exposure on existing accounts as well as strong persistency and sales. Fully insured ongoing sales were $106 million in third quarter 2022, up 29%, with increases in both group disability and group life.
Loss ratio of 72.8% decreased 11.9 points from third quarter 2021, driven by a 27.8 point decrease in group life.
•Group life loss ratio of 83.1% improved 27.8 points, primarily due to $26 million, before tax, or 4.4 points, of excess mortality losses in third quarter 2022 compared with $212 million, before tax, or 35.9 points, of excess mortality losses in third quarter 2021. The $26 million of excess mortality losses in the third quarter of 2022 included $14 million of losses with dates of loss in the third quarter and $12 million of increases related to prior quarter development. The $212 million in third quarter 2021 primarily included $233 million related to claims with dates of loss in third quarter 2021 and a $21 million decrease related to prior quarters. The group life loss ratio excluding excess mortality increased 3.7 points primarily due to the impact of less favorable life premium waiver reserve development and higher expense reserve assumptions.
•Group disability loss ratio of 68.4% was unchanged from third quarter 2021, with higher estimates of claim recoveries on long-term disability and lower COVID-19 related short-term disability losses of 1.5 points offset by less favorable long-term disability incidence trends.
•Expense ratio of 25.4% increased 0.2 points from third quarter 2021, as an increase in claims staffing, technology costs and a lower bad debt expense in the 2021 period was largely offset by incremental expense savings from Hartford Next and higher earned premiums.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net income	$41	$56	(27)%
Core earnings	$47	$58	(19)%
Daily average Hartford Funds AUM	$129,782	$155,041	(16)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(2,223)	$295	NM
Total Hartford Funds assets under management (AUM)	$117,827	$152,086	(23)%
Net income of $41 million in third quarter 2022, compared with $56 million in third quarter 2021, was primarily due to lower fee income net of variable expenses as a result of a decrease in daily average assets under management in addition to net realized loss in the 2022 period related to investments in funds seeded by the Company.
Core earnings of $47 million compared with $58 million in third quarter 2021, as lower fee income due to a reduction in average AUM was partially offset by lower variable expenses.
Daily average AUM of $130 billion in third quarter 2022 declined 16% from third quarter 2021 driven by decreases in market values and, to a lesser extent, net outflows over the preceding twelve months.
Mutual fund and ETF net outflows totaled $2.2 billion in third quarter 2022, compared with net inflows of $0.3 billion in third quarter 2021.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net loss	$(44)	$(32)	(38)%
Net loss available to common stockholders	$(50)	$(38)	(32)%
Core loss	$(38)	$(47)	19%
Net investment income, before tax	$7	$2	NM
Interest expense and preferred dividends, before tax	$56	$64	(13)%
Net loss available to common stockholders of $50 million in third quarter 2022 compared with a net loss available to common stockholders of $38 million in third quarter 2021, primarily driven by a change from net realized gains to net realized losses and a reduction in restructuring and other costs in the 2021 period.
Third quarter 2022 core loss of $38 million compared with a third quarter 2021 core loss of $47 million primarily due to lower interest expense and higher net investment income.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2022	Sep 30 2021	Change
Net investment income, before tax	$487	$650	(25%)
Annualized investment yield, before tax	3.5%	4.8%	(1.3)
Annualized investment yield, before tax, excluding LPs*	3.3%	3.0%	0.3
Annualized LP yield, before tax	6.3%	39.6%	(33.3)
Annualized investment yield, after tax	2.8%	3.9%	(1.1)
Third quarter 2022 consolidated net investment income of $487 million compared with $650 million in third quarter 2021. Third quarter 2022 benefited from $62 million, before tax, or a 6.3% annualized return, on LPs, while third quarter of 2021 benefited from $259 million of LP income, or a 39.6% annualized return. The decrease in LP income was partially offset by the impact of reinvesting at higher rates and a higher yield on variable rate securities.
The lower contribution from LPs in this year's third quarter was driven by lower returns on private equity funds and fewer sales of underlying real estate properties in the 2022 period. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.
Total invested assets of $50.7 billion decreased 12% from Dec. 31, 2021, primarily due to a decrease in valuations of fixed maturities driven by higher interest rates and wider credit spreads. The decrease in fair value of fixed maturities was partially offset by an increase in other asset classes, including mortgage loans and LPs.

CONFERENCE CALL
The Hartford will discuss its third quarter 2022 financial results on a webcast at 9:00 a.m. EDT on Friday, Oct. 28, 2022. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2022, and the third quarter 2022 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,703	$749	$—	$1,458	$—	$—	$4,910
Fee income	10	8	—	46	253	11	328
Net investment income	315	31	14	117	3	7	487
Other revenue	1	20	—	—	—	—	21
Net realized losses	(95)	(11)	(4)	(37)	(9)	(10)	(166)
Total revenues	2,934	797	10	1,584	247	8	5,580
Benefits, losses, and loss adjustment expenses	1,692	618	—	1,096	—	2	3,408
Amortization of DAC	399	57	—	8	3	—	467
Insurance operating costs and other expenses	466	167	2	364	192	12	1,203
Restructuring and other costs	—	—	—	—	—	3	3
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,564	843	2	1,478	195	67	5,149
Income (loss) before income taxes	370	(46)	8	106	52	(59)	431
Income tax expense (benefit)	84	(10)	2	20	11	(15)	92
Net income (loss)	286	(36)	6	86	41	(44)	339
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	286	(36)	6	86	41	(50)	333
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	95	10	4	38	9	10	166
Restructuring and other costs, before tax						3	3
Integration and other non-recurring M&A costs, before tax	3	—	—	2	—	—	5
Income tax expense (benefit)	(21)	(2)	—	(9)	(3)	(1)	(36)
Core earnings (loss)	$363	$(28)	$10	$117	$47	$(38)	$471

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,449	$744	$—	$1,372	$—	$—	$4,565
Fee income	8	8	—	43	306	12	377
Net investment income	421	44	22	159	2	2	650
Other revenue	2	22	—	—	—	—	24
Net realized gains (losses)	51	4	2	13	(3)	3	70
Total revenues	2,931	822	24	1,587	305	17	5,686
Benefits, losses, and loss adjustment expenses	1,695	530	(5)	1,199	—	1	3,420
Amortization of DAC	348	57	—	11	3	—	419
Insurance operating costs and other expenses	442	171	2	336	232	17	1,200
Restructuring and other costs	—	—	—	—	—	(12)	(12)
Interest expense	—	—	—	—	—	58	58
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,492	759	(3)	1,556	235	64	5,103
Income (loss) before income taxes	439	63	27	31	70	(47)	583
Income tax expense (benefit)	82	12	5	3	14	(15)	101
Net income (loss)	357	51	22	28	56	(32)	482
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	357	51	22	28	56	(38)	476
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized (gains) losses, excluded from core earnings, before tax	(50)	(4)	(2)	(13)	3	(2)	(68)
Restructuring and other costs	—	—	—	—	—	(12)	(12)
Change in deferred gain on retroactive reinsurance, before tax	28	—	—	—	—	—	28
Integration and other non-recurring M&A costs, before tax	5	—	—	1	—	2	8
Income tax expense (benefit)	4	1	—	3	(1)	3	10
Core earnings (loss)	$344	$48	$20	$19	$58	$(47)	$442

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2022, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield, before tax, to annualized investment yield excluding limited partnerships and other alternatives investments, before tax, for the quarterly periods ended September 30, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Sept 30 2022	Sept 30 2021	Sept 30 2022	Sept 30 2021
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.5%	4.8%	3.4%	4.8%	4.0%	5.4%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.2)%	(1.8)%	(0.1)%	(1.8)%	(0.4)%	(1.9)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.3%	3.0%	3.3%	3.0%	3.6%	3.5%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Sept 30 2022	Dec 31 2021	Change
Book value per diluted share	$38.99	$51.36	(24%)
Per diluted share impact of AOCI	$13.64	$(0.50)	NM
Book value per diluted share (excluding AOCI)	$52.63	$50.86	3%

	As of
	Sept 30 2022	Sep 30 2021	Change
Book value per diluted share	$38.99	$50.53	(23%)
Per diluted share impact of AOCI	$13.64	$(0.89)	NM
Book value per diluted share (excluding AOCI)	$52.63	$49.64	6%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Some realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended September 30, 2022 and 2021, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2022.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended September 30, 2022 and 2021, is set forth below.

	Three Months Ended
Margin	Sept 30 2022	Sept 30 2021	Change
Net income margin	5.4%	1.8%	3.6
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains) excluded from core earnings, before tax	2.3%	(0.9)%	3.2
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—
Income tax expense (benefit)	(0.6)%	0.2%	(0.8)
Core earnings margin	7.2%	1.2%	6.0

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended September 30, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.02	$1.36	(25)%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	0.51	(0.19)	NM
Restructuring and other costs, before tax	0.01	(0.03)	NM
Integration and other non-recurring M&A costs, before tax	0.02	0.02	—%
Change in deferred gain on retroactive reinsurance, before tax	—	0.08	(100)%
Income tax expense (benefit) on items excluded from core earnings	(0.12)	0.02	NM
Core earnings per diluted share	$1.44	$1.26	14%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sept 30 2022	Sept 30 2021
Net income (loss) available to common stockholders ROE	12.8%	12.3%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE:
Net realized losses (gains) excluded from core earnings, before tax	2.9%	(2.3)%
Restructuring and other costs, before tax	0.1%	0.1%
Loss on extinguishment of debt, before tax	0.1%	—%
Integration and other non-recurring M&A costs, before tax	0.1%	0.4%
Change in deferred gain on retroactive reinsurance, before tax	1.1%	1.6%
Income tax expense (benefit) on items not included in core earnings	(0.9)%	(0.1)%
Impact of AOCI, excluded from core earnings ROE	(1.9)%	0.5%
Core earnings ROE	14.3%	12.5%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
Combined ratio	89.3	84.5	4.8
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(5.3)	(5.0)	(0.3)
Prior accident year development	4.4	4.4	—
Underlying combined ratio	88.5	83.9	4.6

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
Combined ratio	100.7	108.0	(7.3)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(6.6)	(16.3)	9.7
Prior accident year development	(0.4)	(0.4)	—
Underlying combined ratio	93.7	91.4	2.3

GLOBAL SPECIALTY

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
Combined ratio	94.2	97.1	(2.9)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(9.0)	(6.2)	(2.8)
Prior accident year development	(0.6)	(4.0)	3.4
Underlying combined ratio	84.5	86.9	(2.4)

PERSONAL LINES AUTO

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
Combined ratio	113.2	96.5	16.7
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(11.9)	(2.3)	(9.6)
Prior accident year development	1.4	5.5	(4.1)
Underlying combined ratio	102.6	99.7	2.9

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Sept 30 2022	Sept 30 2021	Change
Combined ratio	102.6	103.4	(0.8)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(22.6)	(28.3)	5.7
Prior accident year development	0.4	(0.5)	0.9
Underlying combined ratio	80.4	74.6	5.8

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended September 30, 2022 and 2021, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended September 30, 2022 and 2021, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Sept 30 2022	Sept 30 2021
Net income	$286	$357
Adjustments to reconcile net income to underwriting gain
Net servicing income	(2)	(2)
Net investment income	(315)	(421)
Net realized losses (gains)	95	(51)
Other expenses	5	5
Income tax expense	84	82
Underwriting gain (loss)	153	(30)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	179	222
Prior accident year development	(42)	122
Underlying underwriting gain	$290	$314

PERSONAL LINES

	Three Months Ended
	Sept 30 2022	Sept 30 2021
Net income	$(36)	$51
Adjustments to reconcile net income to underwriting gain
Net servicing income	(5)	(6)
Net investment income	(31)	(44)
Net realized losses (gains)	11	(4)
Other expenses	(1)	1
Income tax expense (benefit)	(10)	12
Underwriting gain (loss)	(72)	10
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	114	78
Prior accident year development	(11)	(27)
Underlying underwriting gain	$31	$61

PROPERTY & CASUALTY

	Three Months Ended
	Sept 30 2022	Sept 30 2021
Net income	$256	$430
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(360)	(487)
Net realized losses (gains)	110	(57)
Net servicing and other expense (income)	(3)	(2)
Income tax expense	76	99
Underwriting gain (loss)	79	(17)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	293	300
Prior accident year development	(53)	90
Underlying underwriting gain	$319	$373

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended September 30, 2022 and 2021, is set forth below.

Commercial Lines

	Three Months Ended
	Sep 30 2022	Sep 30 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	62.6	69.2	(6.6)
Current accident year catastrophes	(6.6)	(9.1)	2.5
Prior accident year development	1.6	(5.0)	6.6
Underlying loss and loss adjustment expenses	57.5	55.2	2.3

Personal Lines

	Three Months Ended
	Sep 30 2022	Sep 30 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	82.5	71.2	11.3
Current accident year catastrophes	(15.2)	(10.5)	(4.7)
Prior accident year development	1.5	3.6	(2.1)
Underlying loss and loss adjustment expenses	68.8	64.4	4.4

Group life loss ratio excluding excess mortality - This non-GAAP financial measure of the loss ratio for the Group Benefits segment represents the ratio of group life benefits, losses and loss adjustment expenses, excluding those related to buyout premiums and to excess mortality, divided by premiums and other considerations, excluding buyout premiums. Excess mortality includes both claims where COVID-19 is specifically listed as the cause of death and indirect impacts of the pandemic such as causes of death due to patients deferring regular treatments of chronic conditions. The Company believes that the group life loss ratio excluding excess mortality provides investors with an important measure of the trend in the group life business because it excludes the impact of volatile and unpredictable mortality arising from the COVID-19 pandemic. The most directly comparable U.S. GAAP measure is the group life loss ratio, calculated as the ratio of group life benefits, losses and loss adjustment expenses, excluding those related to buyout premiums, to premiums and other considerations, excluding buyout premiums. A reconciliation of the group life loss ratio to the group life loss ratio excluding excess mortality is set forth below.

Group Life

	Three Months Ended
	Sep 30 2022	Sep 30 2021	Change
Group life loss ratio	83.1%	110.9%	(27.8)
Excess mortality	(4.4)%	(35.9)%	31.5
Group life loss ratio excluding excess mortality	78.7%	75.0%	3.7

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
Risks relating to the continued COVID-19 pandemic, including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.